AMENDMENT AND CANCELLATION OF
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

        THIS AGREEMENT, made and entered into as of the 5th day of December, 2005, by and among FRESH BRANDS, INC., a Wisconsin corporation (the “Company”), PILLOW ACQUISITION CORP., a Wisconsin corporation (“Certified”), and LOUIS E. STINEBAUGH (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive and the Company entered into that certain Key Executive Employment and Severance Agreement dated December 15, 2003 (the “KEESA”) to ensure that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its shareholders and without undue regard for the Executive’s personal interests;

        WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Certified Holdings, Inc., Pillow Acquisition Corp. and the Company, dated as of this date (the “Merger Agreement”) that provides for the merger of Certified and the Company (the “Merger”);

        WHEREAS, the Company, Certified and Executive have agreed, in connection with the proposed Merger, to terminate the Executive’s KEESA (other than the provisions providing for a gross-up payment for Internal Revenue Code Section 280G excise taxes subject to the provisions of the Agreement) in exchange for a cash payment to be made in part upon the execution of this Agreement and in part upon the Effective Time, as that term is defined in the Merger Agreement;

        WHEREAS, the KEESA may be considered a deferred compensation agreement within the meaning of Code Section 409A;

        WHEREAS, pursuant to IRS Notice 2005-1, Q&A-19, a deferred compensation arrangement may be amended prior to December 31, 2005 to provide for a new time of payment;

        WHEREAS, pursuant to the KEESA, the amounts payable under the KEESA are paid upon a separation from service, and the parties desire that, in order to effectuate the agreement between Certified and Executive, payment now be made in part upon the execution of this Agreement and in part upon the Effective Time of the Merger, which is considered a Change in Control under Code Section 409A;

        WHEREAS, the parties desire to amend the KEESA to reflect the new payment dates and provide for the payment of the value of the KEESA to the Executive as set forth in this Agreement;

        WHEREAS, the portion of the payment made upon the execution of this Agreement is not intended to be returned to the Company in any circumstances, including the termination of the Merger; and

        WHEREAS, the parties desire to amend the provisions of the KEESA that will remain in effect after the Effective Time of the Merger for purposes of complying with Code Section 409A to the extent applicable.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

        1.     Amendment of KEESA. Effective on the date hereof, the KEESA is amended to provide that:

a. Upon the execution of this Agreement by the Executive and the Company, the Company shall promptly pay to Executive twenty-five thousand dollars ($25,000); and

b. Subject to the provisions of Section 3 of this Agreement, if the Executive is employed by the Company immediately prior to the Effective Time, the Company shall pay to Executive on the Effective Time nine hundred and fifty-two thousand five hundred dollars ($952,500).

For the avoidance of doubt, the payment pursuant to Section 1(a) is not intended to be returned to the Company in any circumstances, including the termination the Merger; the payment pursuant to Section 1(b) is subject to adjustment or repayment in the manner provided in Section 3.

        2.     Termination of KEESA. On the Effective Time, the KEESA shall terminate, except for the provisions of Section 9(c) (280G gross-up provisions), Section 15 (Expenses and Interest), and Section 22 (Governing Law; Resolution of Disputes), which shall survive the termination of the KEESA and shall apply to this Agreement as if incorporated herein by reference; provided that Section 9(c) shall be amended to provide that the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under Section 9(c) of the KEESA no later than 2½ months after the end of the calendar year in which the payment under Section 1 of this Agreement is made. For each subsequent calendar year, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such additional amounts then due as required by Section 9(c) of the KEESA on March 15th (or as soon as practicable thereafter) of the following calendar year. Notwithstanding the foregoing, the gross-up provisions of Section 9(c) of the KEESA shall be modified as set forth in Section 3 of this Agreement.

        3.     Representations and Adjustments.

a. Representations and Warranties. As an inducement to enter into this Agreement, the Executive makes the following representations and warranties to the Company and to Certified:

i. The amount of taxable income received by the Executive from the Company and reported by the Company to the Executive on box 1 of Form W-2 was $9,615 and $364,096 for calendar years 2003 and 2004, respectively and such amounts were true and accurate.

ii. The amount of taxable income the Executive expects the Company to report to him on box 1 of Form W-2 is $389,096 for calendar year 2005.

iii. The start of the Executive’s employment with the Company was December 15, 2003.

iv. The Executive is unaware of the existence of any facts or circumstances that cause him to believe that he will receive an “excess parachute payment” (as defined in Treas. Reg. § 1.280G-1, Q&A 3) from the Company.

b. Violation of Representations and Warranties. In the event the amounts of income includable in the gross compensation of the Executive are less than the amounts reported in Sections 3(a)(i) and 3(a)(ii), then this Section 3(b) shall apply.

i. If the Representations and Warranties set forth in Section 3(a) above are found not to be true and correct representations of the Executive’s “includable compensation” for purposes of Internal Revenue Code Section 280G on or before the Effective Time, then the payment made pursuant to Section 1(b) shall be reduced on a dollar-for-dollar basis to the extent of such shortfall . If the Representations and Warranties set forth in Section 3(a) above are found not to be true and correct representations of the Executive’s “includable compensation” for purposes of Internal Revenue Code Section 280G after the Effective Time, then the Executive shall return the amount of such shortfall to the Company from the payment made pursuant to Section 1(b).

ii. The Company shall not be obligated to provide a gross-up payment pursuant to Section 9(c) of the KEESA if such gross-up is attributable to the inaccuracy of any representation made in Section 3(a) of this Agreement.

c. Excess Parachute Payment Due to Payment of KEESA in 2005. If upon subsequent audit, the payment made pursuant to Section 1(a) causes that payment together with the payment made pursuant to Section 1(b) to result in an “excess parachute payment” that would not otherwise result if the amount specified in Section 1(a) were paid upon the Effective Time, then the Executive shall repay the amount from the amount paid pursuant to Section 1(b), if any, that causes the Executive to avoid the excise tax imposed by Section 4999 of the Code imposed as a result of the payment of the amount specified in Section 1(a) in 2005 instead of at the Effective Time. The Company shall not be obligated to provide a gross-up payment pursuant to Section 9(c) of the KEESA if such gross-up is attributable to the payment of the amount specified in Section 1(a) in 2005 instead of at the Effective Time.

d. Change in Law. In the event of amendment of Section 280G of the Internal Revenue Code between the date of this Agreement and the Effective Time, the payment in Section 1(b) shall be adjusted downward to the minimum amount necessary to avoid the imposition of an excise tax under Internal Revenue Code Section 4999, or a reduction of its income tax deduction pursuant to Section 280G for an “excess parachute payment” (or any equivalent term under successor law).

        4.    Compensation in the Ordinary Course of Business. The Executive will not accept payment from the Company in 2005 other than (i) the payment s for services actually rendered to the Company in timing and amount consistent with past practices, and (ii) the payment(s) provided under this Agreement. If the Executive accepts such compensation and as a result receives an “excess parachute payment,” the Company shall not be obligated to provide an excise tax gross-up payment pursuant to Section 9(c) of the KEESA.

        5.    Affiliated Group. For purposes of Sections 1, 3 and 4 of this Agreement, the term “Company” shall include any member of its affiliated group, as determined in accordance with Treas. Reg. § 1.280G-1, Q&A 46.

        6.    Successors. Upon the Effective Time, the term “Company” as used in this Agreement shall mean Certified. If, after the Effective Time, the Company sells, assigns or transfers all or substantially all of its business and assets to any person, or if the Company merges into or consolidates or otherwise combines with any person, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such person, and the term “Company” shall thereafter mean such person. This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FRESH BRANDS, INC.
By: /s/ Walter G. Winding
Walter G. Winding, III
Chairman of the Board
PILLOW ACQUISITION CORP.
By: /s/ Kenneth R. Koester
Kenneth R. Koester
President and Chief Executive Officer
EXECUTIVE
/s/ Louis E. Stinebaugh
Louis E. Stinebaugh
Address: W 336 S4675 Drumlin Drive
Dousman, WI 53118

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